Exhibit 5.2

INTERNAL REVENUE SERVICE P.O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY
Date: SEP 18 2017 BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY LOUISVILLE, KY 40201
Employer Identification Number:
61-0143150
DLN:
17007039067026
Person to Contact:
CHRISTINA M STRITTHOLT    ID# 17131
Contact Telephone Number:
(513) 975-6639
Plan Name:
BROWN-FORMAN CORPORATION SAVINGS
PLAN
Plan Number: 006

Dear Applicant:
Based on the information you provided, we're issuing this favorable determination letter for your plan listed above. Our favorable determination only applies to the status of your plan under the Internal Revenue Code. To use this letter as proof of the plan's status, you must keep this letter, the application forms, and all correspondence with us about your application.
Your determination letter doesn't apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List).
Your plan's continued qualification in its present form will depend on its effect in operation (Income Tax Regulations Section 1.401-l(b)(3)). We may review the status of the plan in operation periodically.
You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:
The significance and scope of reliance on this letter
The effect of any elective determination request in your application materials
The reporting requirements for qualified plans
Examples of the effect of a plan's operation on its qualified status.
You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.
This letter considered the 2014 Cumulative List of Changes in Plan Qualification Requirements.
This determination letter applies to the amendments dated on 08/01/14 & 07/28/11.
This determination letter also applies to the amendments dated on 10/31/11 & 06/13/12.
This determination letter also applies to the amendments dated on 12/10/12 & 04/30/13.
This plan satisfies the requirements of Internal Revenue Code Section 4975(e)(7).
The information on the enclosed addendum is an integral part of this determination. Please read it and keep it with this letter.
If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.
If you have questions, contact the person listed at the top of this letter.
Sincerely,
Letter 5274

BROWN-FORMAN CORPORATION

/s/ Khin M. Chow
Director, Employee Plans Rulings and Agreements
Addendum

Letter 5274

BROWN-FORMAN CORPORATION
This determination letter is also applicable for the amendment(s) adopted on 01/09/14, 06/05/14, 02/07/14, 12/31/13, 11/29/12, 02/29/12, 06/07/11, 04/14/11, & 01/27/16.

Letter 5274